pwc

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 No. 333-192883 of Braskem S.A. of our report dated February 17, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20- F.

/s/ PricewaterhouseCoopers
Auditores Independentes

Salvador, Brazil, May 5, 2016